Exhibit 99.1

First Citizens Banc Corp files Registration Statement on Form S-1 with the Securities and Exchange Commission

Sandusky, Ohio – September 17, 2013. First Citizens Banc Corp (NASDAQ: FCZA) (the “Company”) announced today that it has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) relating to a proposed public offering of up to 1,000,000 depositary shares, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Company with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share). The Company must sell a minimum of 800,000 depositary shares to complete the offering.

The Company plans to use the net proceeds of the sale of the depositary shares to redeem all of its outstanding Fixed Rate Cumulative Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”), which the Company originally issued and sold to the U.S. Treasury on January 23, 2009 in conjunction with its participation in the Troubled Asset Relief Program. Subject to the Company’s receipt of approval of the redemption of the Series A Preferred Shares from the Board of Governors of the Federal Reserve System, the Company intends to complete the redemption of the Series A Preferred Shares promptly following the completion of the sale of the depositary shares and prior to the increase in the dividend rate on the Series A Preferred Shares from 5% to 9% per annum beginning on February 14, 2014. The Company expects to use the remainder of the net proceeds from the sale of the depositary shares, if any, for general corporate purposes, which may include capital contributions to its bank subsidiary, The Citizens Banking Company, to increase its regulatory capital and investments by the Company.

The Company intends to offer the depositary shares for sale to the public in the following descending order of priority (subject to the overall and individual purchase limitations described in the Registration Statement):

•	Priority 1 – Existing Shareholders. The Company will first offer depositary shares to beneficial owners of its common shares as of a date to be determined.

•	Priority 2 – Customers and Local Community. To the extent that depositary shares remain available for purchase after satisfaction of all subscriptions of Priority 1 subscribers, the Company may offer depositary shares to customers of The Citizens Banking Company and to residents of the Ohio counties of Champaign, Crawford, Erie, Franklin, Huron, Logan, Madison, Ottawa, Richland and Summit.

•	Priority 3 – Syndicated Offering. To the extent that depositary shares remain available for purchase after satisfaction of all Priority 1 and Priority 2 subscriptions, the Company may offer depositary shares to interested investors without regard to the investor’s status as either an existing shareholder of the Company or customer of the The Citizens Banking Company or place of residence.

The depositary shares will be offered and sold in a best efforts underwritten offering through a placement agent, Keefe, Bruyette & Woods, Inc. (“KBW”).

About First Citizens Banc Corp

First Citizens Banc Corp (“First Citizens”) is a financial holding company headquartered in Sandusky, Ohio. First Citizens offers banking, financial, trust and investment services through its subsidiary bank, The Citizens Banking Company, which operates 28 branch offices in Central and North Central Ohio.

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. We will provide without charge, upon written or oral request, a copy of the prospectus relating to these securities when it becomes available. Requests should be directed to: Keefe, Bruyette & Woods, Inc., First Citizens Offering Information Center, 10 S. Wacker Drive, Suite 3400, Chicago, Illinois 60606, telephone (877) 860-2070, Monday through Friday, 10:00 a.m. to 4:00 p.m. Eastern.